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                                                                       EXHIBIT 1

                              AMENDED AND RESTATED
                                AGENCY AGREEMENT

                                                                February 1, 2001
Industrialex Manufacturing Corp.
63 - A.S. Pratt Parkway
Longmont, CO
U.S.A.  80501

Attention: Mr. Ahmad Akrami

Dear Sirs:

                  We understand that:

1. Industrialex Manufacturing Corp. (the "Company") is a corporation formed under the laws of the State of Colorado and Broomfield Industrial Painting, Inc., Screen Tech Graphics, Inc. and Decorative & Coating Systems, Inc. are wholly owned subsidiaries of the Company, all incorporated under the laws of Colorado;

2. as of the date hereof the authorized and issued capital of the Company is as described in the Prospectus (as hereinafter defined) executed concurrently with the execution and delivery of this Agreement; and

3. the Company proposes to issue up to 2,000,000 units (the "Units"), and up to 300,000 Units pursuant to an over-allotment described in paragraph 4 below (the "Optioned Units"), all at a purchase price of $0.75 USD per Unit. Each Unit will consist of one common share of the Company (a "Common Share") and a warrant to purchase one common share (a "Purchase Warrant") at the following price:

         (a) $1.00USD in the first year (365 days) following the Closing Time (as hereinafter defined); or

         (b) $1.25USD in the second year following the Closing Time;

         (collectively, the "Warrant Price"). However, if during the term of the Purchase Warrants, the closing price of the Common Shares on the Exchange (as hereinafter defined), or any other exchange on which the Common Shares are traded, is not less than two times the exercise price of the Purchase Warrant then in effect for each of 20 consecutive trading dates, any Purchase Warrant not exercised within 30 days of deemed receipt by the holders of the Purchase


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         Warrants of written notice from the Company will expire on the 30th day after the deemed receipt of such notice. Such notice will be deemed to have been received by the holder of the Purchase Warrants eight calendar days after the date on which it is mailed by ordinary post, postage prepaid, addressed to the holders of the Purchase Warrants at their respective addresses appearing on any of the registers of holders of Purchase Warrants maintained by the Company or its transfer agent.

4. The Company (on the basis of the third paragraph above) hereby grants to the Agent an option (the "Over-Allotment Option") to use their reasonable best efforts to offer for sale in the aggregate up to 300,000 Optioned Units (15% of the Units offered by the Company pursuant to the terms of this Agreement) at a purchase price of $0.75 per Optioned Unit all upon the terms and conditions set forth herein for the purchase and sale of the Offered Securities. The Company shall pay the Agent a fee of $0.75 per Optioned Unit in respect of any Optioned Units sold by the Agent (the "Agent's Optioned Unit Fee").

         The Over-Allotment Option shall be exercisable at any time during the period commencing on the date hereof and ending on the date which is 60 days after the Closing Date (defined below) (the "Over-Allotment Option Expiry Date").

         The Over-Allotment Option shall be exercisable in whole or in part by the Agent by giving notice to the Company not later than 5:00pm (Calgary Time) on the Over-Allotment Option Expiry Date, specifying the number of Optioned Units to be purchased by subscribers on the date and time of the completion of the sale of the Optioned Units (which shall not be less than three (3) Business Days (defined below) after the date of such notice and not more than five (5) Business Days after the Over-Allotment Option Expiry Date). Upon furnishing such notice, the Agent shall sell and the Company shall issue, in accordance and subject to the provisions hereof, the number of Optioned Units indicated in such notice.

         The Over-Allotment Option is solely to cover over-allotment, if any, and for market stabilization.

         The Company understands that:

1. the Agent proposes to distribute the Units and any Optioned Units in certain jurisdictions in Canada pursuant to a Preliminary Prospectus (as hereinafter defined) and a Prospectus;

2. the purchase price of the Units and any Optioned Units has been determined jointly by the Company and the Agent; and

3. the Units and any Optioned Units shall have the material attributes described in the Preliminary Prospectus.

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         Based upon the foregoing and on the terms and conditions herein contained, the Agent hereby agrees to act as Agent and offer for sale on a "best efforts" basis, in the manner described herein, up to 2,000,000 Units, and up to 300,000 Optioned Units of the Company. It is expressly agreed and understood that the Agent shall have no obligation to purchase securities pursuant to this offering on its own behalf.

         In consideration of the agreement of the Agent to market and distribute the Offered Securities and any Optioned Units which will result from the acceptance of this offer, the Company shall pay to the Agent at the Closing Time a fee of 10% of the purchase price of each Unit, including any Optioned Units, against delivery by the Agent to the Company of a receipt therefor (the "Agency Fee").

         In addition to the foregoing commission, the Company shall pay or issue to the Agent:

         (i) a work fee (the "Work Fee") of $18,000 USD, which fee shall be payable at Closing in cash;

         (ii) an investment banking fee (the "Investment Banking Fee") equal to $93,750 (U.S.), which fee shall be payable in Units (the "Lead Agent's Units") of the Company priced at the same price as Units issued pursuant to the Prospectus;

         (iii) that number of brokers warrants (the "Agent's Warrants") equal to 10% of the aggregate number of securities offered, including Optioned Units, pursuant to the Prospectus, which brokers warrants shall entitle the Agent to acquire an equivalent number of Units (the "Agent's Units") at $0.75 USD per Unit at any time up to two (2) years from the Closing Time. The Agent's Units shall be exercisable by the Agent for a period of two years from Closing on the same terms as Units pursuant to the Prospectus;

         (iv) the Company shall issue to the Agent that number of Agent's Warrants equal to 10% of the aggregate number of Optioned Units sold pursuant to the Over-Allotment Option (the "Agent's Over-Allotment Warrants"), which Agent's Over-Allotment Warrants will entitle the Agent to acquire an equivalent number of Units at $0.75USD per Unit (the "Agent's Over-Allotment Units") at any time up to two (2) years from the Over-Allotment Expiry Date; and

         (v) a fee (the "Special Warrant Fee") of $50,086.00 USD, which fee shall be payable at Closing in cash.

Where the foregoing compensation contemplates the issuance of securities, the Company shall qualify such securities under the Preliminary Prospectus and the


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Prospectus. The Company also agrees that it shall pay any eligible GST on any of the foregoing fees.

                              TERMS AND CONDITIONS

1.       DEFINITIONS

         In this agreement:

    (a) "AGENCY FEE" means the fees payable by the Company to the Agent as more fully set out in the introductory paragraphs to this Agreement;

    (b)  "AGENT" means Thomson Kernaghan & Co. Limited;

    (c) "AGREEMENT" means the agreement resulting from the acceptance of the offer made by the Agent in this letter;

    (d)  "BIP" means Broomfield Industrial Printing, Inc.;

    (e) "BUSINESS DAY" means a day on which The Canadian Venture Exchange is open for trading and banks are open for business in the cities of Calgary, Vancouver and Toronto;

    (f) "CANADIAN SECURITIES LAWS" means, collectively, the applicable securities laws of each of the provinces of Canada and the respective regulations and rules made thereunder together with all applicable published policy statements, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated hereunder;

    (g) "CLOSING(s)" means the completion of the purchase and sale of the Units and any Optioned Units which may take place more than once;

    (h) "CLOSING DATE" means a date that is 90 days from the date of issuance of a receipt for the Prospectus by the Commission or such earlier date as the parties may agree upon;

    (i) "CLOSING TIME" means 10:00 a.m. (Calgary time) on the Closing Date, or such other time on the Closing Date as the parties may agree upon;

    (j)  "COMMON SHARES" means common shares in the capital of the Company;

    (k) "COMPANY" means Industrialex Manufacturing, Corp. and includes its subsidiaries, BIP, DACS and STG, where the context allows;

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    (l)  "COMPANY'S KNOWLEDGE" or "KNOWLEDGE OF THE COMPANY" means the knowledge of the directors and officers of the Company, including those of any of its subsidiaries and affiliates, after making reasonable inquiry of employees of the Company and/or any of its subsidiaries or affiliates, who are, or may be, possessed of knowledge on a particular matter in question;

    (m)  "DACS" means Decorative & Coating Systems, Inc.;

    (n) "DISTRIBUTION" means distribution, distribution to the public or primary distribution to the public, as the case may be, under relevant securities legislation in any province of Canada, and "distribute" has a corresponding meaning;

    (o) "DISTRIBUTION PERIOD" means the period commencing on the date of this Agreement and ending on the earlier of:

         (i) the date on which all of the Offered Securities and any Optioned Units have been distributed by the Agent pursuant to the Prospectus; and

         (ii) 30 days after the Closing Date;

    (p) "ENGAGEMENT LETTER" has the meaning attributed thereto in paragraph 18 hereof;

    (q) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law;

    (r) "ENVIRONMENTAL LAW" means, with respect to the Company, any federal, provincial, local or municipal or other governmental statute, law, rule, regulation and any published judicial or administrative interpretation thereof including any judicial or administrative order, consent, decree or judgment binding on or applicable to the Company or any of its subsidiaries, relating to the environment, health, safety or any chemical material or substance, exposure to which is prohibited, limited or regulated by any such governmental authority;

    (s)  "EXCHANGE" means the Canadian Venture Exchange;

    (t) "INDEMNIFIED PARTIES" has the meaning attributed thereto in paragraph 11 hereof;


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    (u)  unless the context otherwise requires, the terms "MATERIAL CHANGE",
         "MATERIAL FACT" and "MISREPRESENTATION" shall have the respective meanings given thereto by the Canadian Securities Laws or any of them;

    (v) "OFFERED SECURITIES" means the Units, the Agent's Warrants and the Lead Agent's Units, as well as any Optioned Units and Agent's Over-Allotment Warrants distributed pursuant to the Prospectus;

    (w) "OFFERING DOCUMENTS" means, collectively, the Prospectus and any Supplementary Material and any amendments thereto;

    (x) "OPTIONED UNITS" has the meaning ascribed thereto in the first paragraph of the Agreement;

    (y)  "PERSONNEL" has the meaning attributed thereto in paragraph 11 hereof;

    (z) "PRELIMINARY PROSPECTUS" means the preliminary prospectus of the Company in the English language dated July 7, 2000 which has been approved, signed and certified in accordance with the Canadian Securities Laws, relating to the distribution of the Offered Securities in the Qualifying Jurisdictions;

    (aa) "PROSPECTUS" means the final prospectus of the Company in the English language to be approved, signed and certified in accordance with the Canadian Securities Laws relating to the distribution of the Offered Securities and Optioned Units in the Qualifying Jurisdictions, and any amendments thereto;

    (bb) "QUALIFYING JURISDICTIONS" or "QUALIFYING PROVINCES" means the provinces of British Columbia, Alberta and Ontario;

    (cc) "SECURITIES COMMISSIONS" means, collectively, the securities commission or other securities regulatory authority of each of the Qualifying Jurisdictions;

    (dd) "SELLING FIRMS" has the meaning attributed thereto in paragraph 4(a) hereof;

    (ee) "STG" means Screen Tech Graphics, Inc.;

    (ff) "SUBSIDIARY" means a subsidiary for purposes of the Business Corporations Act (Alberta) and includes BIP, DACS and STG;

    (gg) "SUPPLEMENTARY MATERIAL" means, collectively, any amendment to the Prospectus and amended or supplemental Preliminary Prospectus or

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         Prospectus which may be filed with the Securities Commissions by or on behalf of the Company under the Canadian Securities Laws in connection with the distribution of the Offered Securities and Optioned Units;

    (hh) "UNITED STATES SECURITIES LAWS" means the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, the applicable securities laws of each of the states, territories and/or possessions of the United States of America, and the rules, regulations, policies, orders and rulings made thereunder, including discretionary orders or rulings of the United States Securities and Exchange Commission, or any securities regulator of any of the states, territories or possessions of the United States of America, made in connection with the transactions contemplated herein;

    (ii) "USD" means United States Dollars; and

    (jj) "WARRANT INDENTURE" means the share purchase warrant indenture providing for the issue of up to 2,300,000 Purchase Warrants among the Company and Montreal Trust Company of Canada dated February , 2001.

2.       INTERPRETATION

         Unless otherwise expressly provided in this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders. References to sections, paragraphs and subparagraphs are to the appropriate sections, paragraphs and subparagraphs of this Agreement.

3.       COMPLIANCE WITH SECURITIES LAWS:  DUE DILIGENCE

         The Company shall, as soon as possible, fulfil and comply with, to the satisfaction of the Agent, the Canadian Securities Laws required to be fulfilled or complied with by the Company to enable the Offered Securities and any Optioned Units to be lawfully distributed in the Qualifying Provinces through the Agent. Prior to the filing of the Prospectus, the Company shall have allowed the Agent to participate fully in the preparation of such documents and shall have allowed the Agent to conduct all due diligence investigations which it reasonably requires in order to fulfil their obligations as Agent and in order to enable them to execute the certificate required to be executed by them on such documents.

4.       DISTRIBUTION AND CERTAIN OBLIGATIONS OF THE AGENT

    (a) The Agent shall, and shall require any investment dealer or broker, other than the Agent, with which the Agent may have a contractual relationship in respect of the distribution of the Offered Securities and any Optioned


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         Units (a "Selling Firm"), to comply with the Canadian Securities Laws in connection with the distribution thereof and shall offer the Offered Securities and any Optioned Units for sale to the public directly and through Selling Firms upon the terms and conditions set out in the Prospectus and this Agreement. The Agent shall offer, and shall require any Selling Firm to offer for sale to the public and sell the Offered Securities and any Optioned Units only in those jurisdictions where they may be lawfully offered for sale or sold.

    (b) The Agent shall, and shall require any Selling Firm to agree to, distribute the Offered Securities and any Optioned Units in a manner which complies with and observes all applicable laws and regulations in each jurisdiction into and from which they may offer to sell the Offered Securities and any Optioned Units or distribute the Prospectus or any Supplementary Material in connection with the distribution of the Offered Securities and any Optioned Units and will not, directly or indirectly, offer, sell or deliver any Offered Securities or the Optioned Units or deliver the Prospectus or any Supplementary Material to any person in any jurisdiction other than in the Qualifying Provinces except in a manner which will not require the Company to comply with the registration, prospectus, filing or other similar requirements under the applicable securities laws of such other jurisdictions. The Agent shall notify the Corporation, in advance, of any distribution that is intended to be made outside the Qualifying Provinces in reliance upon any prospectus, registration or other exemption, provided that the Agent is aware that the Company intends to concurrently conduct a United States public offering pursuant to a registration statement prepared by the Company. The Agent has no responsibility for such registration statement or United States public offering and the Company agrees that it will not distribute the Prospectus in the United States as part of, or separate from, such United States public offering.

    (c) For the purposes of this Section 4, the Agent shall be entitled to assume that the Offered Securities and any Optioned Units are qualified for distribution in any Qualifying Province where a receipt or similar document for the Prospectus shall have been obtained from the applicable securities commission following the filing of the Prospectus.


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5.       DELIVERIES ON FILING

    (a) Concurrently with filing the Prospectus as required pursuant to Section 5 hereof, the Company shall deliver to the Agent:

         (i) a copy of the Preliminary Prospectus and the Prospectus in the English language signed and certified as required by the Canadian Securities Laws;

         (ii) a copy of any other document required to be filed by the Company under the laws of each of the Qualifying Provinces in compliance with the Canadian Securities Laws;

         (iii) a comfort letter dated the date of the Prospectus, in form and substance satisfactory to the Agent, addressed to the Agent from the auditors of the Company, with respect to certain financial and accounting information relating to the Company in the Prospectus, which letter shall be in addition to the auditors' report contained in the Prospectus and the auditors' comfort letter addressed to the securities regulatory authorities in the Qualifying Provinces.

    (b)  SUPPLEMENTARY MATERIAL

         The Company shall also prepare and deliver promptly to the Agent signed and certified copies of all Supplementary Material. Concurrent with the delivery of any Supplementary Material, the Company shall deliver to the Agent, with respect to such Supplementary Material, documents similar to those referred to in Section 5(a).

    (c)  REPRESENTATIONS AS TO PROSPECTUS AND PROSPECTUS AMENDMENTS

         Delivery of the Preliminary Prospectus, the Prospectus and any Supplementary Material shall constitute a representation and warranty by the Company to the Agent that (i) all information and statements (except information and statements relating solely to the Agent and provided by the Agent) contained in the Preliminary Prospectus or the Prospectus or any Supplementary Material, as the case may be, are true and correct and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Company, the Offered Securities and any Optioned Units; (ii) no material fact or information has been omitted from such disclosure (except facts or information relating solely to the Agent and provided by the Agent) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made; and (iii) such documents comply fully with the


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         requirements of the Canadian Securities Laws. Such deliveries shall also constitute the Company's consent to the Agent's use of the Preliminary Prospectus, the Prospectus and any Prospectus Amendments in connection with the distribution of the Offered Securities and any Optioned Units in compliance with this Agreement.

    (d)  COMMERCIAL COPIES

         The Company shall cause commercial copies of the Prospectus and any Supplementary Material to be delivered to the Agent without charge, in such numbers and in such cities as the Agent may reasonably request by oral instructions to the printer of the Prospectus given forthwith after the Agent has been advised that the Company has complied with the Canadian Securities Laws in the Qualifying Provinces pursuant to
         Section 3.

6.       MATERIAL CHANGE DURING DISTRIBUTION

    (a) During the Distribution Period, the Company shall promptly notify the Agent in writing of:

         (i) any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in or affecting the business, affairs, prospects, operations, management, ownership, assets, liabilities (contingent or otherwise) or capital of the Company and its subsidiaries taken as a whole;

         (ii) any material fact which has arisen or has been discovered and would have been required to have been stated in the Prospectus had the fact arisen or been discovered on, or prior to, the date of the Prospectus; and

         (iii) any change in any material fact contained in the Prospectus or any Supplementary Material which change is, or may be, of such a nature as to render any statement in the Prospectus or any Supplementary Material misleading or untrue or which would result in a misrepresentation in the Prospectus or any Supplementary Material or which would result in the Prospectus or any Supplementary Material not complying (to the extent that such compliance is required) with the Canadian Securities Laws.

         The Company shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Agent, with all applicable filings and other requirements under the Canadian Securities Laws as a result of such fact or change; provided that

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         the Company shall not file any Supplementary Material or other document without first obtaining from the Agent the approval of the Agent, after consultation with the Agent with respect to the form and content thereof, which approval will not be unreasonably withheld. The Company shall in good faith discuss with the Agent any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this paragraph.

    (b)  CHANGE IN THE CANADIAN SECURITIES LAWS

         If during the Distribution Period there shall be any change in the Canadian Securities Laws which, in the reasonable opinion of the Agent requires the filing of Supplementary Material, the Company shall, to the reasonable satisfaction of the Agent, promptly prepare and file such Supplementary Material with the appropriate securities regulatory authority in each of the Qualifying Provinces where such filing is required.

    (c)  CEASE TRADE NOTIFICATION

         The Company shall advise the Agent, promptly after it receives notice thereof, of the issuance by any federal, provincial or other governmental authority of any cease trade order or of any order preventing or suspending the use of any Preliminary Prospectus or Prospectus, of the suspension of the qualification of the Offered Securities and any Optioned Units or any of them for offering or sale in any of the Qualifying Provinces, of the initiation or threatening of any proceeding for any such purpose, or of any request by any federal, provincial or other governmental authority for the amending or supplementing of the Prospectus or for additional information and, in the event of issuance of any cease trade order or of any order preventing or suspending the use of any Preliminary Prospectus or Prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order.

7.       CHANGE OF CLOSING DATE

         Subject to Section 14, if a material change or a change in a material fact occurs prior to the Closing Date, the Closing Date shall be, unless the Company and the Agent otherwise agree in writing, the tenth Business Day following the later of:

    (a) the date on which all applicable filing or other requirements of the Canadian Securities Laws with respect to such material change or change



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         in a material fact have been complied with in all applicable Qualifying
         Provinces and any appropriate receipts obtained for such filings and notice of such filings from the Company or its counsel has been received by the Agent; and

    (b) the date upon which the commercial copies of any Supplementary Material have been delivered in accordance with paragraph 5(d).

8.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company represents, warrants and covenants to the Agent and acknowledges that the Agent is relying upon such representations, warranties and covenants in offering for sale the Units and any Optioned Units, that:

    (a) the Company and each of its subsidiaries, whether direct or indirect, have been duly incorporated and organized and are validly existing under the laws of their respective jurisdictions of incorporation, have all requisite power and authority to carry on their business as now conducted and as contemplated by the Prospectus and to own, lease and operate their properties and assets, and the Company and each of its subsidiaries, whether direct or indirect, are current with all material filings required to be made in all jurisdictions in which they carry on any material business, and the Company has all requisite power and authority to carry out its obligations under this Agreement;

    (b) the Company has an authorized capitalization as set forth in the Prospectus, and all of the issued and outstanding shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and no person, firm or corporation has any agreement or option, or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any of the unissued Common Shares of the Company except as described in the Prospectus; all of the issued and outstanding shares of the subsidiaries of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; all of the shares of the subsidiaries held by the Company or by the Company's subsidiaries are held in each case free and clear of any pledge, lien, security interest, charge, claim or encumbrance except as disclosed in the Prospectus;

    (c) this Agreement has been, and prior to Closing, all material contracts, (as that term is defined in the Prospectus), will be, duly authorized, executed and delivered by the Company and each of such agreements constitutes or, at the Closing Time, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in


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         accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally and the qualifications that (i) equitable remedies may be granted only in the discretion of a court of competent jurisdiction and (ii) rights to indemnity and contribution may be limited by applicable law;

    (d) the Units, the Lead Agent's Units, the Agent's Warrants and any Optioned Units and Agent's Over-Allotment Warrants to be issued by the Company and sold pursuant to this Agreement will be duly authorized for such issuance and sale by all necessary action on the part of the Company and, in the case of the Units, the Lead Agent's Units, the Offered Securities and any Optioned Units, when issued and delivered by the Company against payment of the consideration therefor pursuant to this Agreement, will have been duly and validly issued, will be fully paid and non-assessable and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Company. The certificates used to evidence the Offered Securities and any Optioned Units will, where applicable, comply with the requirements of The Canadian Venture Exchange and all applicable laws;

    (e) the Units, Lead Agent's Units, Agent's Warrants, Optioned Units and the Agent's Over-Allotment Warrants will conform to the description thereof in the Prospectus;

    (f) no consent, approval, permit, authorization, order or filing of or with any court or governmental agency or body of Canada or any Qualifying Province is required by the Company for the issue, offer and sale of the Offered Securities and any Optioned Units in Canada, or the execution and delivery of and the performance by the Company of its obligations under this Agreement except as may be required under Canadian Securities Laws or the United States Securities Laws;

    (g) the execution and delivery of this Agreement by the Company, the fulfilment of the terms thereof and the consummation of the transaction contemplated thereby, and the issuance and sale by the Company of the Units, the Lead Agent's Units, the Agent's Warrants and any Optioned Units and Agent's Over-Allotment Warrants pursuant to the terms thereof do not and will not conflict with or result in a breach of or require any consent, approval, permit, order or filing under (i) any statute, rule or regulation applicable to the Company including, without limitation, applicable Canadian Securities Laws or United States Securities Laws and the by-laws, rules and regulations of The Canadian Venture Exchange, except any consent, approval, permit, authorization, order or filing required under Canadian Securities Laws or United States Securities Laws


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         and the by-laws, rules and regulations of The Canadian Venture Exchange which shall have been obtained on or before the Closing Date; (ii) the constating documents or by-laws of the Company or resolutions of the directors or shareholders of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company or any of its subsidiaries is a party or by which they or any of their property or assets are bound; or (iv) any judgement, decree or order binding the Company or the property or assets of the Company;

    (h) at the date hereof, the Company is in compliance with its timely disclosure obligations under Canadian Securities Laws and, without limiting the generality of the foregoing, except as described in the Prospectus, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, ownership, capital or prospects of the Company and its subsidiaries, taken as a whole, since December 31, 2000;

    (i) since December 31, 2000 there have not been any material changes in the capital or long-term debt of the Company otherwise than as set forth or contemplated in the Prospectus;

    (j) other than as disclosed in the Prospectus, the Company is not aware of any legal or governmental proceedings pending to which the Company or any of the Company's subsidiaries is a party or of which any property of the Company or any of the Company's subsidiaries is the subject which, if determined adversely to the Company or any of such subsidiaries, would individually or in the aggregate have a material adverse effect on the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Company and its subsidiaries taken as a whole, or the ability of the Company or its subsidiaries to perform their obligations under this Agreement or the Warrant Indenture, as applicable, and to the best of the Company's knowledge, no such proceedings are threatened or contemplated by governmental authorities or others;

    (k) no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued by any securities regulatory authority in a Qualifying Province;

    (l) prior to the Closing, all of the Common Shares and Purchase Warrants issuable pursuant to the Offered Securities and any Optioned Units, as well as Common Shares issuable pursuant to the Lead Agent's Units, Agent's Warrants and Agent's Over-Allotment Warrants, will have been conditionally approved for listing on the Exchange and, as at the Closing

         Time, the Company will have complied with all of the conditions within its control required by the Exchange to be complied with prior to the Closing Date to have the Common Shares and Purchase Warrants issuable pursuant to the Offered Securities and any Optioned Units, as well as Common Shares and Purchase Warrants issuable pursuant to the Lead Agent's Units, Agent's Warrants and Agent's Over-Allotment Warrants, listed and posted for trading on the Exchange as of the opening of trading on the Closing Date;

    (m) except with respect to information and statements relating solely to the Agent and provided by the Agent, at the date hereof, each of the Offering Documents fully complies with the requirements of applicable Canadian Securities Laws and all information and statements therein are true and accurate in all material respects, contain no misrepresentation, and constitute full, true and plain disclosure of all material facts relating to the Company and its subsidiaries, taken as a whole, and to the securities being offered thereby;

    (n) the financial statements included in the Offering Documents present fairly the consolidated financial position of the Company as at the dates indicated and the results of its operations for the periods specified and, except as otherwise stated in such documents, the said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") pursuant to the requirements of Canada or the United States applied on a consistent basis and, where such statements have been prepared based on U.S. GAAP, appropriate reconciliation to Canadian GAAP is provided;

    (o) no default exists, and no event has occurred which with notice or lapse of time, or both would constitute a default, in the due performance and observance of any term, covenant or condition of any material contract, indenture, mortgage, deed of trust, bank loan, credit agreement, evidence of indebtedness or other agreement, understanding or instrument to which any of the Company and its subsidiaries is a party or by which any of them or any of their respective properties is bound or affected, which default would have a material adverse effect on the Company and its subsidiaries, taken as a whole;

    (p) the Company is aware and understands that the Agent is not registered to sell any securities in any jurisdiction of the United States, its states, territories or other possessions, and that the Agent is not involved in the distribution of any of the Company's securities to purchasers in the United States or any of its states, territories or other possessions, including, but not limited to, the public offering of up to 500,000 Units in the United

         States, which the Agent understands will be distributed concurrently with the offering of Units and any Optioned Units in Canada contemplated herein;

    (q) the Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially interfere with the use made and proposed to be made of such property by the Company; and any real properties and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such properties and buildings by the Company;

    (r) the Company and its subsidiaries have filed all federal, provincial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole,) and have paid all taxes required to be paid by them and any assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith and, except for taxes, the failure to so pay would not have a material adverse affect on the business of the Company;

    (s) none of the Canada Customs and Revenue Agency, any of its predecessors, the United States Internal Revenue Service or any foreign taxation authority has asserted or, to the best of the Company's knowledge, threatened to assert any reassessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Company or its subsidiaries filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company or its subsidiaries;

    (t) neither the Company nor any of its subsidiaries is subject to any material liabilities or obligations, direct or indirect, absolute or contingent, other than the liabilities or obligations set forth in the Prospectus and those arising thereafter in the ordinary course of business. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has any material obligation or liability for the debts or obligations of others or any material exposure or liability as a result of hedging transactions, the purchase of derivative securities and the like except as set forth in the Prospectus or those arising in the ordinary course of business;

    (u) (1) the Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws; (2) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements except to the extent that non-compliance or failure to hold such permits, authorizations and approvals would not have a material adverse impact on the Company and its subsidiaries, taken as a whole; (3) there are no pending or, to the knowledge of the Company or its subsidiaries, threatened Environmental Claims against the Company or its subsidiaries; and (4) neither the Company nor its subsidiaries have any knowledge of any circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or its subsidiaries or any of their respective properties or operations and the business operations relating thereto which Environmental Claims, individually or in the aggregate, would have a material adverse affect on the business or operations of the Company and its subsidiaries considered as a whole;

    (v) neither the Company nor its subsidiaries are in violation of their respective Articles, By-Laws or other constating documents, or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which they are a party or by which they or any of their properties may be bound except as disclosed in the Prospectus; and

    (w) the Company shall use the net proceeds received by it from the sale of the Offered Securities and any Optioned Units pursuant to this Agreement in the manner specified in the Prospectus under the caption "Use of Proceeds".

9.       CLOSING

    (a) The purchase of the Offered Securities shall be completed at the Closing Time on the Closing Date at such place as the Agent and the Company may agree. If the Agent exercises the Over-Allotment Option, in whole or in part, in accordance with the provisions hereof, the purchase and sale of the Optioned Units shall be completed in the same manner as the Closing (the "Additional Closing") but at the time and on the date (the "Additional

         Closing Time" and "Additional Closing Date") set for such purchase in the notice provided to the Company by the Agent. All provisions of this Agreement with respect to the sale of the Offered Securities shall apply, mutatis mutandis, to the sale of the Optioned Units at the Additional Closing, with the Additional Closing Time being substituted for the Closing Time, the Additional Closing Date being substituted for the Closing Date, the Optioned Units being substituted for the Offered Securities, and any other required substitutions being made. If the Over-Allotment Option is exercised at least 48 hours prior to the Closing Time, the sale of the Optioned Units shall be made contemporaneously with the sale of the Offered Securities.

    (b) The Agent's sale of the Offered Securities shall be completed by the Company issuing and delivering to the Agent one certificate representing the Offered Securities to be issued and sold by it, duly registered in the name of the Agent, or in such other name or names as the Agent shall notify the Company in writing not less than two business days prior to the Closing Time. Contemporaneously therewith:
         (i) the Agent shall pay to the Company, or as it may direct, the purchase price for the Offered Securities by certified cheque or bank draft; and (ii) the Company shall pay to the Agent the Agency Fee, including any Agent's Optioned Unit Fee.

    (c) The Company shall make all necessary arrangements for the exchange of the certificates representing the Offered Securities delivered at the Closing Time at the principal offices of Montreal Trust Company of Canada in the city of Vancouver for certificates representing the aggregate number of Offered Securities in such denominations and registered in such names as shall be designated by or behalf of the Agent not less than two (2) Business Days prior to the Closing Time. All such exchanges are to be made without cost to the Agent.

10.      CLOSING CONDITIONS

         The obligations of the Agent under this Agreement are conditional upon and subject to the Agent receiving, at the Closing Time:

    (a) evidence satisfactory to the Agent that the Company has obtained all necessary approvals for the Common Shares and Purchase Warrants issuable on Exercise of the Units, the Offered Securities and any Optioned Units to be listed on The Canadian Venture Exchange subject to satisfaction only of the usual conditions;

    (b) one definitive certificate representing the Units and any Optioned Units registered in the name of the Agent (or in such other name or names as the Agent may notify the Company of in writing not less than 24 hours prior to the Closing Time) against payment to the Company (or as the Company may direct to the Agent in writing not less than 24 hours prior to the Closing Time) of the aggregate purchase price for the Units and any Optioned Units by certified cheque or bank draft payable immediately at par in Calgary;

    (c) the Agency Fee, Work Fee, Special Warrants Fee and any Agent's Optioned Units Fee, together with all expenses of the Agent, and expenses of the Agent's counsel, to the extent the Agent has been provided proper invoices therefor at least 24 hours prior to the Closing Time, shall be payable by the Company by bank draft or certified cheque payable immediately at par in Calgary and made payable to the Agent (or as the Agent may direct by notice given to the Company in writing not less than 24 hours prior to the Closing Time);

    (d) agreements between the Company, the Agent and certain registered holders namely, Ahmad Akrami and Bolder Venture Partners LLC (the "Registered Holders"), of the Common Shares and rights to purchase Common Shares (the "Issued Shares") issued and outstanding prior to the sale of the Offered Securities and any Optioned Units which prevent the sale by the Registered Holders of any of the Issued Shares legally or beneficially owned by them in accordance with the guidelines and time periods imposed by applicable Canadian Securities Laws and the policies, orders and rules of the Securities Commissions and the Exchange, specifically, but not limited to, Canadian Securities Administrators Notice 46-301-"Proposal for Uniform Terms of Escrow Applicable to Initial Public Distributions";

    (e) agreements between the Company, the Agent and Ahmad Akrami, Gary Landgren, Afshin Sarvestani, Mansour Akrami and Bolder Venture Partners LLC (the "Seed Investors") which prevent the sale by the Seed Investors of their Common Shares and any warrants to purchase Common Shares (the "Seed Investors' Issued Shares") except in accordance with the following terms:

         (i) none of the Seed Investors' Issued Shares shall be sold or transferred for a period of 12 months following the Closing Date;

         (ii) 50% of the Seed Investors' Issued Shares shall become available to the Seed Investors, on a pro rata basis, free from any restrictions on resale imposed by the terms of the Lock-Up Agreements only, on that date which is 12 months following the Closing Date; and

         (iii) the balance of the Seed Investors' Issued Shares shall become available to the Seed Investors free from any resale restrictions imposed by the terms of the Lock-Up Agreements only on that date which is 15 months after the Closing Date;

         provided that at the end of the 15 months following the Closing Date, 60% of the Seed Investors' Issued Shares registered in the name of Ahmad Akrami and Bolder Venture Partners LLC will be subject to the resale restrictions described in subparagraph (d) above.

    (f) a certificate dated as of the Closing Date signed by the Chief Executive Officer of the Company or such other persons as may be agreed upon by the Agent, acting reasonably, certifying, for and on behalf of the Company and without personal liability, to the best of the knowledge, information and belief of the persons signing such certificate, after having made due inquiry, that:

         (i) no order ceasing or suspending trading in the Offered Securities and any Optioned Units or prohibiting the sale of the Offered Securities and any Optioned Units has been issued and, to the best of the knowledge of such person, no proceedings for such purposes are pending or threatened;

         (ii) since the later of the date of the Prospectus or the date of any Supplementary Material, (A) there has been no material adverse change, (actual, contemplated or threatened) in the business, affairs, operations, management, assets, liabilities (contingent or otherwise) or capital of the Company and its subsidiaries, taken as a whole, and (B) there have been no dividends (other than as disclosed in the Prospectus as being payable) or other distribution of any kind declared, paid or made by the Company on or in respect of its equity capital;

         (iv) since the later of the date of the Prospectus or the date of any Supplementary Material, no transaction material to the Company and its subsidiaries, taken as a whole, has been entered into by the Company or any of its subsidiaries, except in the normal course of its business;

         (v) except as disclosed in the Prospectus, none of the Company and its subsidiaries has any contingent liability arising out of the ordinary course of business which is material to the Company and its subsidiaries, taken as a whole;

         (vi) except as disclosed in the Prospectus, there are no actions, suits, proceedings or inquiries in existence or, to the knowledge of such officers, pending or threatened against or affecting the Company or any of its subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which may materially adversely affect the Company and its subsidiaries, taken as a whole;

         (vii)  the representations and warranties of the Company set out in
                Section 8 hereof are true and correct in all material respects at the Closing Time as if made at such time; and

         (viii) the Company has complied with all covenants and satisfied all terms and conditions hereof to be complied with and satisfied by it, except to the extent that the same have been waived by the Agent in writing.

    (g) an opinion addressed to each of the Agent and to its counsel from counsel for the Company with respect to:

         (i) the Company, and all of its subsidiaries, are validly subsisting under the laws of Colorado and have all requisite corporate power and authority to carry on their business and the Company has the authority to issue and sell the Units and other Offered Securities and any Optioned Units in the manner provided for in this Agreement and to carry out its obligations hereunder;

         (ii)   the authorized capital of the Company;

         (iii) this Agreement to which the Company is a party has been duly authorized, executed and delivered by the Company, is legally binding upon the Company, and enforceable in accordance with its terms, except as enforcement of rights and indemnity and contribution under this Agreement may be limited by applicable law and except as enforcement may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that equitable remedies, such as specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

         (iv) the fulfilment of the terms of this Agreement by the Company and the issue and sale of the Units and the issuance of the other Offered Securities and any Optioned Units by the Company do not and will not result in a breach of, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of, any applicable laws, and do not and will not conflict with any of the terms, conditions or provisions of the articles or by-laws of the Company;

         (v) the Offered Securities and Optioned Units have been duly qualified for distribution (or distribution to the public, as the case may be) in the manner contemplated by the Prospectus in all of the Qualifying Provinces through registered dealers;

         (vi) the attributes of the Units, including the Optioned Units, Agent's Units, Lead Agent's Units and Agent's Over-Allotment Units, are as described in the Prospectus;

         (vii) the Common Shares underlying the Units, Optioned Units, Lead Agent's Units, Agent's Warrants and the Agent's Over-Allotment Warrants have been validly issued by the Company and are outstanding as fully paid and non-assessable shares;

         (viii) the Common Shares underlying the Purchase Warrants, including the Purchase Warrants that comprise part of the Optioned Units, Lead Agent's Units, Agent's Over-Allotment Warrants and the Agent's Warrants, have been validly reserved for issuance as fully paid and non-assessable Common Shares;

         (ix) the form and terms of the certificates representing the Units, Optioned Units, Lead Agent's Units, Agent's Warrants and Agent's Over-Allotment Warrants meet all legal requirements and have been duly approved by the Company;

         (x) Montreal Trust Company of Canada, at its offices in Vancouver, has been duly appointed as the transfer agent and registrar for the Common Shares; and

         (xi) the Common Shares and Purchase Warrants issuable on the exercise of the Units, Optioned Units, Lead Agent's Units, Agent's Warrants and Agent's Over-Allotment Warrants have been conditionally approved for listing on The Canadian Venture Exchange subject to compliance with the requirements of such exchange.

    (h) a comfort letter from the Company's auditors dated the Closing Date to the same effect as the comfort letter referred to in paragraph 5(a)(iii) hereof bringing the information contained in the comfort letter referred to in paragraph 5(a)(iii) forward to the Closing Date, provided that such comfort letter shall be based on a review by the auditors having a cut-off date not more than two Business Days prior to the Closing Date;

all of which opinions shall be in form and substance reasonably satisfactory to the Agent and their counsel.

Campney & Murphy and Stikeman Elliott may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than the Province of British Columbia, in the case of Campney & Murphy, and Alberta, in the case of Stikeman Elliott. Stikeman Elliott may rely on the opinion of Campney & Murphy as to matters which relate specifically to the Company. Campney & Murphy and Stikeman Elliott may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of the Company executed on its behalf under corporate seal by any officer of the Company;

    (i) a certificate dated as of the Closing Date of Montreal Trust Company of Canada, the registrar and transfer agent for the Common Shares, as to the issued capital of the Company; and

    (j) such other certificates, statutory declarations, opinions, agreements or materials in form and substance satisfactory to the Agent as the Agent may reasonably request, including such as may be required as the basis for the opinions referred to in this Section 10.

11.      INDEMNITIES OF THE COMPANY

    (a) The Company hereby agrees to indemnify and hold the Agent and/or any of their subsidiary companies and/or divisions and professional advisors (hereinafter collectively referred to as the "INDEMNIFIED PARTIES") and each and every one of the directors, officers, employees and shareholders of the Indemnified Parties (hereinafter referred to as the "PERSONNEL") harmless from and against any and all expenses, losses, claims, actions, damages, or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be brought against any one or more of the Indemnified Parties and/or their Personnel or to which they may become subject or otherwise involved in any capacity under any statute or common law insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon:

         (i) any information or statement contained in the Preliminary Prospectus or in any of the Offering Documents being or being alleged to be a misrepresentation or untrue or any omission or alleged omission to state therein any material fact required to be stated therein or necessary to make any of the statements therein not misleading in light of the circumstances in which they were made, except for information contained in the Prospectus supplied solely by the Agent;

         (ii) any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any court, securities regulatory authority, stock exchange or by any other competent authority, based upon any untrue statement, omission or misrepresentation or alleged untrue statement, omission or misrepresentation in the Preliminary Prospectus or in any of the Offering Documents preventing or restricting the trading in or the sale or distribution of the Offered Securities and any Optioned Units in any Qualifying Jurisdiction;

         (iii) the Company not complying with any requirement of any applicable Canadian Securities Laws to make any document available for inspection, or any breach or violation or alleged breach or violation of any applicable Canadian Securities Laws or other applicable securities legislation of any jurisdiction resulting from any action taken or omitted to be taken by the Company in connection with the transactions contemplated herein;

         (iv) the breach of any representation, warranty or covenant of the Company contained herein; or

         (v) any claim, demand or action arising from the exempt distribution concurrently conducted by the Company in the United States.

         provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that any one or more of the Indemnified Parties or their Personnel have been negligent or dishonest or have committed any fraudulent act in the course of their duties and the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud therein.

    (b) If for any reason (other than the negligence or fraud of any one or more of the Indemnified Parties or their Personnel as referred to above) the foregoing indemnification is unavailable to an Indemnified Party or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Indemnified Party on the other hand but also the relative fault of the Company and the Indemnified Party, as well as any relevant equitable considerations provided that the Company shall in any event contribute to the amount paid or payable by the Indemnified Party as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by such Indemnified Party hereunder.

    (c) The Company agrees that in case any legal proceeding shall be brought against the Company and/or any or all of the Indemnified Parties by any governmental commission or regulatory authority, or in case any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company and/or any or all of the Indemnified Parties, in either case in connection with matters pursuant to which an indemnity is being provided herein as described in paragraph 11(a), and in case the Personnel of such Indemnified Party(s) shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information in connection with the performance of professional services rendered to the Company by the Indemnified Party(s), the Indemnified Party(s) shall have the right to employ its/their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Indemnified Party(s) and their Personnel in connection therewith shall be paid by the Company as they occur.

    (d) Promptly after receipt of notice of the commencement of any legal proceeding against the Indemnified Party(s) or any of its/their Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Indemnified Party(s) will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed.

    (e) Contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Indemnified Party(s) and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Indemnified Party(s) and any of the Personnel of the Indemnified Party(s).

12.      INDEMNITY QUALIFICATIONS

         Notwithstanding the provisions of Section 11 hereof the foregoing rights of indemnity shall not enure to any Indemnified Party if the Company has complied with the provisions of Section 5 hereof and the claim for indemnification relates to a person asserting a claim in respect of an alleged untrue statement in or alleged omission from any document, including the Preliminary Prospectus or the Prospectus, and such person was not provided with a copy of the Prospectus or Supplementary Material which corrects such alleged untrue statement or alleged omission and which is required, under applicable law, to be delivered to such person by such Indemnified Party.

13.      EXPENSES

    (a) Whether or not the transactions herein contemplated shall be completed, all expenses of or incidental to the delivery and sale of the Offered Securities and any Optioned Units, and of or incidental to all other matters in connection with the transactions herein set out (other than expenses of the Agent as hereinafter provided, except to the extent hereinafter provided in this Section 13) shall be borne by the Company including, without limitation, (i) expenses payable in connection with the qualification of the Offered Securities and any Optioned Units for distribution (including filing fees payable to Securities Commissions);
         (ii) the fees and expenses of the Company's counsel and the Company's auditors; (iii) expenses of the information meetings relating to the transactions herein set out; (iv) all costs incurred in connection with the preparation, printing and delivery of the Preliminary Prospectus, the Prospectus and any Supplementary Material, including commercial copies thereof; (v) all costs of the certificates representing the Units, Optioned Units, Agent's Warrants, Lead Agent's Units and Agent's Over-Allotment Warrants; (vi) all costs incurred in connection with the listing of the Common Shares and Purchase Warrants issuable in the exercise of the Units, Optioned Units, Agent's Warrants, Lead Agent's Units and Agent's Over-Allotment Warrants on The Canadian Venture Exchange; and (vii) the fees and disbursements of the Agent's counsel and the Agent's "out-of-pocket" expenses, including, without limitation, advertising, travel, courier, background searches and communication expenses.

    (b) The Company hereby acknowledges that legal fees and disbursements of the Agent's counsel shall be payable by the Company on the Closing Date.

14.      EARLY TERMINATION

    (a) In addition to any other remedies which may be available to the Agent, the Agent shall be entitled to terminate and cancel, without any liability on the Agent's part, the Agent's obligations under this Agreement if at any time prior to the Closing Time, or if there is more than one Closing, any time prior to the Closing Time associated with the first Closing:

         (i) there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the Agent's reasonable opinion, materially and adversely affects, or will materially and adversely affect, the financial markets, the business, operations or affairs of the Company and its subsidiaries, taken as a whole, or the profitable marketing or distribution of the Offered Securities and Optioned Units;

         (ii) there shall occur any material change, or change in a material fact, as described or contemplated in Section 6 hereof which, in the Agent's reasonable opinion, has or will have a material adverse effect on the market price or value of the Units or which results or, in the Agent's opinion, would reasonably be expected to result in, the purchasers of a material number of the Offered Securities or Optioned Units exercising their right under Canadian Securities Laws to withdraw from their purchase of the Offered Securities and any Optioned Units;

         (iii) if any inquiry, action, suit, proceeding or investigation (whether formal or informal) is instituted or any order made by any federal, provincial, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, including without limitation, any of The Canadian Venture Exchange or any of the Securities Commissions (other than an inquiry, action, suit, proceeding, investigation or order based solely on the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which, in the Agent's reasonable opinion, operates to prevent or restrict the trading or distribution of the Offered Securities, Optioned Units or any of them; or

         (iv) there should occur or come into effect any change in the financial markets which, in the Agent's reasonable opinion, is material and adverse and such that the Offered Securities or Optioned Units cannot be profitably marketed;

               by giving written notice to the Company to that effect as soon as practicable in the circumstances and in any event prior to the Closing Time.

    (b) If the obligations of the Agent are terminated under this Section 14 there shall be no further liability on the part of the Agent to the Company and the liability of the Company hereunder to the Agent shall be limited to their respective obligations under Sections 11, 12 and 13 hereof.

15.      RESTRICTIONS ON SALES

         Unless the Closing does not occur, the Company agrees that it will not, without the prior consent of the Agent, which consent shall not be unreasonably withheld, offer, sell or otherwise dispose of any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares or agree to do so or publicly announce any intention to do so (except Common Shares required to be issued pursuant to stock options or other awards now outstanding or hereafter issued in the ordinary course under the Company's equity incentive plan, or pursuant to convertible instruments currently outstanding) for a period of 180 days from the Closing Date.

16.      TERMS AND CONDITIONS

         All material terms and conditions of this Agreement shall be construed as conditions. Any breach or failure to comply with any of such terms or conditions (i) by the Company shall entitle the Agent, without limitation of its other remedies, to terminate its obligations pursuant to this Agreement or (ii) by the Agent shall entitle the Company, without limitation of any of its other remedies, to terminate its obligations pursuant to this Agreement, in any such case by giving written notice to that effect to the Company or to the Agent prior to the Closing Time. It is understood that the Agent, on the one hand, or the Company, on the other hand, may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to its or their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Agent or the Company, as the case may be, any such waiver or extension must be in writing.

17.      SURVIVAL

         The representations, warranties, covenants and agreements of the Company and the Agent contained in this Agreement or delivered pursuant hereto shall survive the period of distribution and shall continue in full force and effect for a period of three years from the Closing Date or the Over-Allotment Expiry Date, whichever is later, or if more than one Closing is held, three years from the last Closing Date, and the Agent shall be entitled to rely on the representations and warranties of the Company contained herein or delivered pursuant hereto notwithstanding any investigation which the Agent may undertake or which may be undertaken on their behalf.

18.      INCORPORATION BY REFERENCE

         This Agreement supersedes and replaces the letter of engagement between the Company and the Agent (the "Engagement Letter"), dated for reference May 15, 2000, and the Agency Agreement between the Company and the Agent, dated for reference December 7, 2000 (the "Original Agency Agreement"), neither of which continue to be of any force or effect between the parties. For further clarification, to the extent that there is a conflict between the terms of the Engagement Letter and Original Agency Agreement with this Agreement, the terms of this Agreement shall prevail in all cases.

19.      NOTICES

         Any notice or other communication to be given hereunder shall be addressed as follows:

To the Company:            Industrialex Manufacturing Corp.
                           63 - A.S. Pratt Parkway
                           Longmont, Colorado
                           U.S.A.  80501

                           Attention:       Mr. Ahmad Akrami
                                            President
                           Fax:             (303) 447-2338

with a copy to:

                           Campney & Murphy
                           #2100, 1111 West Georgia Street
                           Vancouver, British Columbia
                           V7X 1K9

                           Attention:       Mr. Kevin Hisko
                           Fax:             (604) 661-1676

To the Agent:              Thomson Kernaghan & Co. Limited
                           Suite 600, 630 - 8th Avenue S.W.
                           Calgary, Alberta
                           T2P 1G6

                            Attention:       Ms. Claudia Di Maio
                            Fax:             (403) 206-3093

with a copy to:             Stikeman Elliott
                            4300, 888 - 3rd Street S.W.
                            Calgary, Alberta
                            T2P 5C5

                            Attention:       Stuart M. Olley
                            Fax:             (403) 266-9034

Any such notice or other communication shall be in writing and, unless delivered personally to a responsible officer of the addressee, shall be given by courier service or facsimile transmission and shall be deemed to have been received, if given by facsimile transmission, on the date of sending (or if such day is not a Business Day, the next Business Day) and, if given by courier service, when received. The Company or the Agent may change their respective addresses for notice by notice given in the manner aforesaid.

20.      RIGHT OF FIRST REFUSAL

         Provided the offering contemplated by this Agreement is completed, the Agent shall have the right of first refusal to lead all subsequent public financings contemplated by the Company, whether debt or equity, for a period of eighteen (18) months from May 15, 2000. In the event that the Company receives any proposal from any party to assist, broker or conduct such offering on behalf of the Company, the Company shall immediately deliver a copy of such proposal (the "Term Sheet") to the Agent who shall have ten (10) business days to determine if they are prepared to conduct such offering on behalf of the Company on such terms. In the event that the Agent elects not to conduct such offering, the Company may proceed to complete such offering with another party on terms no less favourable than those set out in the Term Sheet and such offering must be completed within 140 days of the delivery of the Term Sheet to the Agent.

         This right of first refusal shall be recurring and the failure of the Agent to exercise such right of first refusal with respect to any one financing shall not affect the Company's obligation to provide such right to the Agent on subsequent financings.

         In the circumstances where such offering is to be conducted in the United States, the Company acknowledges that the Agent shall still be entitled to such right of first refusal but may involve one or more associated or affiliated entities to comply with United States Securities Laws and other legal requirements.

21.      SPONSORSHIP

    (a) Subject to paragraph (b) below, the Agent agrees that it shall act as the Company's sponsor for listing of the Common Shares and Purchase Warrants on the Exchange and, in connection therewith, shall prepare and file with the Exchange in accordance with the rules, regulations and policies of the Exchange:

         (i) a Sponsorship Acknowledgement Form concurrently with the Company's application to list the Common Shares and Purchase Warrants on the Exchange;

         (ii) a Preliminary Sponsor Report concurrently with the Company's application to list the Common Shares and Purchase Warrants on the Exchange; and

         (iii) a Final Sponsor Report concurrently with the filing of the final Prospectus with the Exchange

         (collectively, the "Sponsorship Documents") or at such other times as determined by the Exchange, but only after the Agent conducts the necessary Review Procedures and Due Diligence.

         "Sponsorship Acknowledgement Form", Sponsor Report", "Due Diligence" and "Review Procedures" all have the meaning prescribed in the policies of the Exchange.

         The Company agrees that it shall provide the Agent with the opportunity to conduct all necessary Due Diligence and Review Procedures to prepare such Sponsorship Documents.

    (b) The parties acknowledge that the Agent has agreed to act as the Company's sponsor for listing of the Common Shares and Purchase Warrants on the Exchange relying on its own Due Diligence and Review Procedures and on the good faith of the representations made, and materials provided, by the Company and its directors, officers, promoters, agents and employees. The parties hereby agree that the Agent may unilaterally cease to act as the Company's sponsor for listing the Common Shares and Purchase Warrants on the Exchange, without penalty or deduction of the Work Fee, Investment Banking Fee, Special Warrant Fee, Agent's Optioned Unit Fee or the amounts prescribed by Sections 13, if, at any time following preparation and filing of any of the Sponsorship Documents with the Exchange:

         (i) there shall have occurred any material adverse change or any adverse change of a material fact or a development that could reasonably result in a material adverse change or adverse change in a material fact in respect of the business, operations, capital, condition (financial or otherwise), properties, assets, liabilities, obligations or affairs of the Company;

         (ii) the Company shall be in breach of or default under or non-compliance with any material representation, warranty, term, condition or covenant of this Agreement, its application to the Exchange to list the Common Shares and Purchase Warrants, the Prospectus or any other material contract listed in the Prospectus.;

         (iii) any inquiry, investigation (whether formal or informal) or other proceeding is announced or commenced by any court, securities commission or other regulatory authority, or any order is issued in relation to the Company, any of its affiliates, or any of its directors or officers or any of the Company's securities;

         which, in the sole discretion of the Agent, prevents or restricts trading in or the distribution of the Common Shares or Purchase Warrants, or has or would have a material adverse affect on the business of the Company or on the value of, or market price, or the investment quality or marketability of the Common Shares or Purchase Warrants;

         (iv) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of the Agent, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets or the business, operations or affairs of the Company or the marketability of the Common Shares or Purchase Warrants; or

         (v) an order to cease or suspend trading is made by any securities commission, stock exchange or other competent authority by reason of the fault of the Company or its directors, officers and agents and such order is not rescinded within two Business Days; or

         (vi) the Agent receives or becomes aware of any information which, in the sole opinion of the Agent, acting reasonably, may result in the purchasers of a material number of the Units or Optioned Units exercising their rights under applicable legislation to withdraw or rescind their purchase thereof at any time following the filing or preparation of any of the Sponsorship Documents;

         (vii) the Agent shall become aware, as a result of its Due Diligence, Review Procedures or otherwise, of any adverse material change or adverse material fact (financial or otherwise) with respect to the Company, its subsidiaries, affiliates or their directors, officers or promoters, which had not been publicly disclosed or disclosed to the Agent in writing by the Company, prior to the preparation or filing of the Sponsorship Documents with the Exchange; or

         (viii) the Company has not obtained all necessary regulatory approvals and filed all necessary documentation under applicable Canadian Securities Laws or the rules, regulations and policies of the Exchange in connection with the listing of the Common Shares and Purchase Warrants on the Exchange or the distribution of the Offered Securities or Optioned Units; or

         (ix) if there is an event or occurrence of any nature in the business or other affairs of the Company, its subsidiaries and affiliates, or their directors, officers or promoters, which, in the sole discretion of the Agent, would seriously effect the ability of the Agent to perform its obligations as sponsor for listing of the Common Shares and Purchase Warrants on the Exchange; or

         (x) if any of the representations made by the Company, its affiliates or subsidiaries, or their directors, officers or promoters in the course of the Agent's Due Diligence, Review Procedures or otherwise are, in the sole opinion of the Agent, false or have become false in any material respect since the preparation and/or filing of the Sponsorship Documents with the Exchange; or

         (xi) if the Agent becomes aware of any past conduct of the directors, officers, promoters or Insiders (as that term is defined in the policies of the Exchange) of the Company or any of its subsidiaries or affiliates which, in the sole discretion of the Agent, shows that one or more of them do not possess the industry and securities experience, as well as integrity, required by the Exchange for publicly listed companies, or that one or more of them has displayed a history of regulatory non-compliance or lack of corporate or financial success; or

         (xii) if the Agent becomes aware that the Insiders and Control Persons (as that term is defined in the policies of the Exchange) of the Company or any of its subsidiaries or affiliates do not, to the sole satisfaction of the Agent, understand their statutory trading and reporting obligations as prescribed by applicable Canadian Securities Laws; or

         (xiii) if the Agent becomes aware that, in its sole opinion, the directors and officers of the Company or any of its affiliates or subsidiaries do not possess the business acumen, history of responsible business conduct and success, or educational and professional qualities required by the policies of the Exchange; or

         (xiv) if the Agent becomes aware that internal controls do not exist in the Company requiring the signatures of two authorized persons on all cheques or other instruments binding the Company; or

         (xv) if the Agent becomes aware that the proceeds from the sale of the Offered Securities and any Optioned Units are not being used as disclosed in the Prospectus; or

         (xvi) if the Agent becomes aware that the directors and officers are not, in its sole opinion, devoting sufficient time to properly manage the business and corporate affairs of the Company; or

         (xvii) if the Agent becomes aware that the officers and/or directors of the Company have failed to prepare or disclose all information required by applicable Canadian Securities Laws and the rules, regulations and policies of the Exchange; or

         (xviii) if the Agent becomes aware that the directors and officers of the Company, in the Agent's sole opinion, do not appreciate the nature of their responsibilities as management of the Company; or

         (xix) if the Agent becomes aware, in it sole opinion, that the Company does not meet minimum listing or other requirements, as defined in the rules, regulations and policies of the Exchange.

22.      STABILIZATION

         In connection with the distribution of the Offered Securities and any Optioned Units, the Agent may, for its own account, over-allot or effect transactions which stabilize or maintain the market price of the Offered Securities and Optioned Units at levels other than those which might otherwise prevail in the open markets but in each case only as permitted by applicable law. Such stabilizing transactions, if any, may be discontinued at any time.

23.      SEVERABILITY

         If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

24.      TIME OF ESSENCE

         Time shall be of the essence of this Agreement.

25.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

26.      COUNTERPARTS

         This offer and the agreement resulting from the acceptance of this offer may be executed by manual or facsimile signature in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

27.      ATTORNMENT

         The Company and the Agent hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta.

         If the foregoing is in accordance with your understanding and is agreed to by you, will you please confirm your acceptance by signing the enclosed copies of this Agreement and returning the same to the Agent.



                                    Yours truly,

                                    THOMSON KERNAGHAN & CO. LIMITED


                                    /s/ Lionel F. Conacher
                                    --------------------------------------------
                                    Lionel F. Conacher



Accepted and agreed to this
1st day of February, 2001.

INDUSTRIALEX MANUFACTURING CORP.

/s/ Ahmad Akrami
------------------------------------------
Ahmad Akrami


/s/ Tom Tennessen
------------------------------------------
Tom Tennessen